Exhibit 99.1
Investor Contact: Allan Kells, (816) 201-2445,akells@cerner.com
Media Contact: Kay Hawes, (816) 885-3560,kay.hawes@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports Third Quarter 2008 Results
Strong Revenue, Bookings, and Earnings
KANSAS CITY, Mo. — October 21, 2008 — Cerner Corp. (NASDAQ: CERN) today announced results for the 2008 third quarter that ended September 27, delivering strong levels of revenue, bookings, and earnings.
Bookings in the third quarter of 2008 were $383.6 million. Third quarter 2007 bookings were $356.7 million. Third quarter revenue increased 13.4 percent over the year-ago period to $422.7 million.
On a Generally Accepted Accounting Principles (GAAP) basis, third quarter 2008 net earnings were $45 million, and diluted earnings per share were $0.54. Third quarter 2007 GAAP net earnings were $31.2 million, and diluted earnings per share were $0.37.
Adjusted (non-GAAP) Earnings
Adjusted third quarter 2008 net earnings were $47.4 million, compared to $33.8 million of adjusted net earnings in the third quarter of 2007. Adjusted diluted earnings per share were $0.57 in the third quarter of 2008 compared to $0.40 in the third quarter of 2007. Analysts’ consensus estimate for third quarter 2008 adjusted diluted earnings per share was $0.56.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to third quarter net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”
Adjusted third quarter 2008 and 2007 net earnings and diluted earnings per share exclude the impact of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The effect of accounting under SFAS 123R reduced third quarter 2008 net earnings and diluted earnings per share by $2.4 million and $0.03, respectively, and reduced third quarter 2007 net earnings and diluted earnings per share by $2.5 million and $0.03, respectively.
Other Third Quarter Highlights:
•	Cash collections of $436 million and operating cash flow of $48 million.

•	Days sales outstanding of 93 days compared to 90 days in the second quarter of 2008 and 89 days in the year-ago quarter.

•	Total revenue backlog of $3.4 billion, up 9 percent over the year-ago quarter. This is comprised of $2.8 billion of contract backlog and $0.6 billion of support and maintenance backlog.

“We are pleased with our third quarter results, which reflect strong performance across almost all measures,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “We delivered strong growth in bookings, revenue and earnings, and continued to expand operating margins and generate free cash flow.”
“We are particularly pleased with our strong results this quarter given that it closed during a time of great economic uncertainty. While healthcare is not immune to being impacted by the financial crisis, we believe it will prove to be more resilient than most industries, and we remain cautiously optimistic about our ability to continue delivering good results going forward. Our inherent strengths come from our diverse base of more than 6,000 clients across the world, our strong business model that derives over two thirds of revenue and margin from recurring or visible sources and, most importantly, healthcare’s need for solutions that address the increasing complexity of delivering safe, efficient, and high-quality care,” Patterson said.
Future Period Guidance
The company expects revenue in the fourth quarter of 2008 to be approximately $435 million to $460 million.
Cerner expects adjusted diluted earnings per share before stock options expense in the fourth quarter to be between $0.58 and $0.64.
The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the fourth quarter by approximately $0.03.
Cerner expects new business bookings in the fourth quarter of 2008 to be between $410 million and $440 million.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on third quarter results at 3:30 p.m. CT October 21. The dial-in number for the conference call is (617) 213-8055; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 5:30 p.m. CT, Oct. 21 through 11:59 p.m. CT, Oct. 24. The dial-in number for the re-broadcast is (888) 286-8010; the passcode is 24115670.
An audio webcast will be available live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts).
About Cerner
Cerner is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe,” “ability to continue,” “guidance,” and “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our global operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; risks associated with our recruitment and retention of key personnel; risks related to our reliance on third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; and the volatility in the trading price of our common stock. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
# # #

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	September 27, 2008 (1)	September 27, 2008 (1)(2)	September 29, 2007 (1)	September 29, 2007 (1)
Revenue
System sales	$137,522	374,387	115,272	368,238
Support, maintenance and services	275,702	806,966	249,086	729,186
Reimbursed travel	9,504	28,940	8,578	27,952

Total revenue	422,728	1,210,293	372,936	1,125,376

Margin
System sales	89,226	240,064	81,415	231,854
Support, maintenance and services	261,185	761,751	233,712	682,289

Total margin	350,411	1,001,815	315,127	914,143

Operating expenses
Sales and client service	178,750	532,747	164,380	487,382
Software development	68,092	203,145	68,043	198,356
(Includes amortization of software development costs of $13,197 and $37,622 for the three and nine months ended September 27, 2008, and $13,375 and $40,063 for the three and nine months ended September 29, 2007.)

General and administrative	35,818	88,485	28,536	82,878

Total operating expenses	282,660	824,377	260,959	768,616

Operating earnings	67,751	177,438	54,168	145,527

Interest income	3,004	10,078	2,867	9,357
Interest expense	(2,576)	(8,159)	(3,057)	(9,003)
Other income	(221)	(392)	(402)	(1,140)

Non-operating income (expense), net	207	1,527	(592)	(786)

Earnings before income taxes	67,958	178,965	53,576	144,741
Income taxes	(22,944)	(61,847)	(22,342)	(58,947)

Net earnings	$45,014	117,118	31,234	85,794

Basic earnings per share	$0.56	1.45	0.39	1.08

Basic weighted average shares outstanding	80,782	80,594	79,634	79,190

Diluted earnings per share	$0.54	1.40	0.37	1.03

Diluted weighted average shares outstanding	83,681	83,594	83,382	83,043
Note 1: Operating expenses for the three months ended September 27, 2008 and September 29, 2007, and the nine months ended September 27, 2008 and September 29, 2007 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 27, 2008	September 27, 2008	September 29, 2007	September 29, 2007

Sales and client service	$2,033	$5,599	$2,329	$7,335
Software development	830	2,227	717	2,237
General and administrative	1,017	3,044	1,048	2,722
Amount of related income tax benefit	(1,445)	(4,049)	(1,566)	(4,702)

Net impact on net earnings	$2,435	$6,821	$2,528	$7,592

Decrease to diluted earnings per share	$0.03	$0.08	$0.03	$0.09
Note 2: Includes the impact of the third party supplier settlement reported in the second quarter.

	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 27, 2008	September 27, 2008	September 29, 2007	September 29, 2007
Sales and client service	$—	$8,014	$—	$—
Amount of related income tax benefit	—	(2,984)	—	—

Net impact on net earnings	$—	5,030	$—	$—

Decrease to diluted earnings per share	$—	$0.06	$—	$—

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1
(unaudited)

	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
(In thousands)	September 27, 2008	September 27, 2008	September 29, 2007	September 29, 2007

Net Earnings
Net earnings	$45,014	$117,118	$31,234	$85,794
Share-based compensation expense[2]	3,880	10,870	4,094	12,294
Income tax benefit of share-based compensation[2]	(1,445)	(4,049)	(1,566)	(4,702)
Third party supplier settlement[2]	—	8,014	—	—
Income tax benefit of third party supplier settlement[2]	—	(2,984)	—	—

Adjusted net earnings (non-GAAP)	$47,449	$128,969	$33,762	$93,386

Diluted Earnings Per Share
Diluted earnings per share	$0.54	$1.40	$0.37	$1.03
Share-based compensation expense (net of tax)[2]	0.03	0.08	0.03	0.09
Third party supplier settlement (net of tax)[2]	—	0.06	—	—

Adjusted diluted earnings per share (non-GAAP)	$0.57	$1.54	$0.40	$1.12

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without stock options expense and unique items such as the third party supplier settlement because earnings excluding these items are used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.

	September 27,	December 29,
(In thousands)	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$182,258	182,914
Short-term investments	115,012	161,600
Receivables, net	431,392	391,060
Inventory	11,368	10,744
Prepaid expenses and other	71,986	61,878
Deferred income taxes	8,542	10,368

Total current assets	820,558	818,564

Property and equipment, net	472,655	462,839
Software development costs, net	214,921	200,380
Goodwill, net	146,534	143,924
Intangible assets, net	54,082	46,854
Long-term investments	101,738	—
Other assets	16,436	17,395

Total assets	$1,826,924	1,689,956

Liabilities

Accounts payable	$73,043	79,812
Current installments of long-term debt	13,814	14,260
Deferred revenue	118,854	98,802
Accrued payroll and tax withholdings	69,881	65,011
Other accrued expenses	18,135	30,238

Total current liabilities	293,727	288,123

Long-term debt	159,985	177,606
Deferred income taxes	90,696	68,738
Deferred revenue	14,732	21,775

Total liabilities	559,140	556,242

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	810	801
Additional paid-in capital	485,609	451,876
Retained earnings	788,559	671,440
Treasury Stock	(4,440)	—
Accumulated other comprehensive income	(4,040)	8,311

Total stockholders’ equity	1,266,498	1,132,428

Total liabilities and equity	$1,826,924	1,689,956